Exhibit 99.1

2U Reports Results for Third Quarter 2022

Completes Strategic Realignment

Expects to Reduce Annual Operating Expense by $70 Million

Increases 2022 Adjusted EBITDA Guidance

LANHAM, Md. — November 7, 2022 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter ended September 30, 2022.

Results for Third Quarter 2022 compared to Third Quarter 2021

•	Revenue of $232.2 million was flat

•	Degree Program Segment revenue decreased 7% to $137.2 million

•	Alternative Credential Segment revenue increased 12% to $95.0 million

•	Net loss was $121.7 million, or $1.57 per share and includes non-cash impairment charges of $79.5 million

Non-GAAP Results for Third Quarter 2022 compared to Third Quarter 2021

•	Adjusted EBITDA increased $17.8 million to $32.5 million; adjusted EBITDA margin increased to 14% from 6%

•	Adjusted net loss improved $13.9 million to $3.5 million, or $0.05 per share

“We completed our strategic realignment and accelerated 2U’s transition to a platform company under the edX platform during the quarter,” said 2U Co-Founder and CEO Christopher “Chip” Paucek. “We realigned our organization around a single platform, streamlined our cost structure and implemented a new, more efficient marketing framework. We believe these structural changes will not only strengthen our bottom line, but also supercharge our ability to match millions of learners with accessible, best-in-class learning experiences from top institutions that help them advance their careers and transform their lives.”

Paul Lalljie, 2U’s Chief Financial Officer, added, “Our third quarter results demonstrate early returns from our platform strategy and execution of our Strategic Realignment Plan. We delivered record adjusted EBITDA of $32.5 million, a 121% increase versus the prior year driven by improvements from both segments. As a result, we are increasing our adjusted EBITDA outlook for 2022 and remain committed to delivering further profitability improvements and positive free cash flow in 2023.”

Discussion of Third Quarter 2022 Results

Revenue for the third quarter totaled $232.2 million, which was flat when compared with $232.4 million in the third quarter of 2021. Total revenue includes $9.3 million from legacy edX offerings. Revenue from the Degree Program Segment decreased $10.6 million, or 7.1%, due to a 5.9% decrease in average revenue per full course equivalent (FCE) enrollment and a decrease in FCE enrollments of 1.3%. Revenue from the Alternative Credential Segment increased $10.4 million, or 12.3%, primarily due to legacy edX offerings and an increase in FCE enrollments of 14.6%, partially offset by an 8.2% decrease in average revenue per FCE enrollment.

Costs and expenses for the third quarter totaled $336.5 million, a 22.0% increase from $275.9 million in the third quarter of 2021. This increase includes $79.5 million of non-cash impairment charges in our Alternative Credential Segment. The company determined that the recent decline in its market capitalization triggered an interim goodwill impairment review, which led to a non-cash write down of certain goodwill assets and indefinite-lived intangible assets. Of note, third quarter expense includes $17.0 million of operating expense related to edX, which was acquired in the fourth quarter of 2021, and a $6.2 million increase in restructuring costs. These increases were partially offset by a $26.5 million decrease in paid marketing costs in connection with the platform strategy and a $10.7 million decrease in personnel and personnel-related expenses primarily relating to the Strategic Realignment Plan.

As of September 30, 2022, the company’s cash, cash equivalents, and restricted cash totaled $185.2 million, a decrease of $64.8 million from $249.9 million as of December 31, 2021. Cash used in operations was $1.4 million, cash used in investing activities was $54.0 million and cash used in financing activities was $4.7 million. Unlevered free cash flow was a use of $1.3 million for the twelve months ended September 30, 2022 and compares with unlevered free cash flow of $11.5 million for the twelve months ended June 30, 2022.

Business Outlook for Fiscal Year 2022

The Company affirmed its revenue guidance provided on July 28, 2022 and updated its guidance for net loss and adjusted EBITDA as follows:

•	Revenue to exceed $960 million, representing growth of 2%

•	Net loss to range from $320 million to $310 million

•	Adjusted EBITDA to range from $115 million to $117 million, representing growth of 74% at the midpoint

Update on 2022 Strategic Realignment Plan

In connection with our previously announced Strategic Realignment Plan, during the quarter the company i) implemented a portfolio-based marketing framework to drive traffic to the edX marketplace and decreased paid marketing costs by $18.7 million when compared with the second quarter, ii) consolidated its real estate footprint and iii) reduced employee headcount. The company expects to generate approximately $70 million in operating expense savings on a 12-month basis from this plan.

Business Highlights

•	The London School of Economics and Political Science launched two new MicroBachelors® programs, its first Massive Open Online Course (MOOC) on the edX platform and two new bachelor’s programs.

•	The University of North Carolina (UNC) at Chapel Hill expanded its partnership with the company to offer a new, online master’s degree in applied data science.

•	The company introduced a new partnership model for degree programs which offers greater flexibility to university partners. New degree programs added under this model include

•	a master’s of business analytics with the Wisconsin School of Business at the University of Wisconsin-Madison

•	a new doctorate of public health at The George Washington University

•	The George Washington University agreed to launch its first MicroMasters® in Public Health. Credits earned will count towards a 2U-powered master’s degree in public health.

•	The company rebranded its boot camps under the edX brand, incorporating more than 200 boot camp offerings into the edX platform, creating additional cross-sell opportunities.

•

Thomas Edison State University (TESU) expanded its partnership with edX to offer its first MicroBachelors program in information literacy, in which students can earn credit towards a TESU undergraduate degree.

•

edX launched over 115 courses from 46 unique institutions and added new partners including Google Cloud, Stellenbosch University, Qatar University, The London School of Economics and Political Science, University of California, Riverside and the Web3 Foundation.

Non-GAAP Measures

To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), adjusted EBITDA margin, unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. The company defines adjusted EBITDA margin as adjusted EBITDA divided by revenue. The company defines unlevered free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, certain non-ordinary cash payments, and cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described in the definitions of adjusted EBITDA (loss), unlevered free cash flow, and adjusted net income (loss) may not be applicable in any given reporting period and they may vary from period to period.

The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of adjusted EBITDA (loss), unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.

Conference Call Information

What:	2U’s third quarter 2022 financial results conference call
When:	Monday, November 7, 2022
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com

About 2U, Inc. (Nasdaq: TWOU)

For more than a decade, 2U, Inc. has been the digital transformation partner of choice to great non-profit colleges and universities delivering high-quality online education at scale. As the parent company of edX, a leading global online learning platform, 2U provides over 46 million learners with access to world-class education in partnership with more than 230 colleges, universities, and corporations. Our people and technology are powering more than 4,000 digital education offerings — from free courses to full degrees — and helping unlock human potential. To learn more: visit 2U.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:

•	trends in the higher education market and the market for online education, and expectations for growth in those markets;

•	the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

•	the impact of competition on the company’s industry and innovations by competitors;

•	the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;

•	the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;

•	the company’s dependence on third parties to provide certain technological services or components used in its platform;

•	the company’s expectations about the predictability, visibility and recurring nature of its business model;

•	the company’s ability to meet the anticipated launch dates of its degree programs, executive education offerings and boot camps;

•	the company’s ability to acquire new university clients and expand its degree programs, executive education offerings and boot camps with existing university clients;

•

the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;

•	the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability;

•

the company’s ability to service its substantial indebtedness and comply with the covenants and conversion obligations contained in the indenture governing its convertible senior notes and the term loan agreement governing its term loan facility;

•	the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;

•	the company’s ability to execute its growth strategy in the international, undergraduate and non-degree alternative markets;

•	the company’s ability to continue to recruit prospective students for its offerings;

•	the company’s ability to maintain or increase student retention rates in its degree programs;

•	the company’s ability to attract, hire and retain qualified employees;

•	the company’s expectations about the scalability of its cloud-based platform;

•	potential changes in regulations applicable to the company or its university clients;

•	the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;

•	the impact and cost of stockholder activism;

•	the impact of the significant decline in the market price of our common stock, including the impairment of goodwill and indefinite-lived assets;

•	the timing, structure and expected impact of our realignment plan and the estimated savings and amounts expected to be incurred in connection therewith;

•	the impact of any natural disasters or public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic;

•	the company’s expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and

•	other factors beyond the company’s control.

These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Investor Relations Contact: investorinfo@2U.com

Media Contact: media@2U.com

2U, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$170,165	$232,932
Restricted cash	14,985	16,977
Accounts receivable, net	97,164	67,287
Other receivables, net	31,009	29,439
Prepaid expenses and other assets	81,538	47,217

Total current assets	394,861	393,852
Other receivables, net, non-current	21,007	21,568
Property and equipment, net	45,513	48,650
Right-of-use assets	74,175	76,841
Goodwill	732,586	834,539
Intangible assets, net	569,408	665,523
Other assets, non-current	72,006	68,033

Total assets	$1,909,556	$2,109,006

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$133,385	$164,723
Deferred revenue	127,597	91,926
Lease liability	13,286	13,985
Accrued restructuring liability	13,551	1,735
Other current liabilities	95,252	61,138

Total current liabilities	383,071	333,507
Long-term debt	928,197	845,316
Deferred tax liabilities, net	359	1,726
Lease liability, non-current	102,221	98,666
Other liabilities, non-current	1,792	636

Total liabilities	1,415,640	1,279,851

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 77,845,436 shares issued and outstanding as of September 30, 2022; 75,754,663 shares issued and outstanding as of December 31, 2021	78	76
Additional paid-in capital	1,683,860	1,735,628
Accumulated deficit	(1,168,129)	(890,638)
Accumulated other comprehensive loss	(21,893)	(15,911)

Total stockholders’ equity	493,916	829,155

Total liabilities and stockholders’ equity	$1,909,556	$2,109,006

2U, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$232,238	$232,376	$727,031	$702,058
Costs and expenses
Curriculum and teaching	31,558	30,869	96,933	98,805
Servicing and support	36,110	33,898	112,795	101,947
Technology and content development	43,976	43,106	140,649	128,539
Marketing and sales	94,311	118,300	341,643	346,181
General and administrative	39,388	44,341	131,146	137,128
Restructuring charges	11,632	5,395	29,172	7,214
Impairment charges	79,509	—	138,291	—

Total costs and expenses	336,484	275,909	990,629	819,814

Loss from operations	(104,246)	(43,533)	(263,598)	(117,756)
Interest income	269	474	767	1,188
Interest expense	(15,913)	(16,945)	(43,709)	(33,014)
Loss on debt extinguishment	—	—	—	(1,101)
Other income (expense), net	(1,845)	(425)	(4,242)	22,730

Loss before income taxes	(121,735)	(60,429)	(310,782)	(127,953)
Income tax benefit	59	319	474	448

Net loss	$(121,676)	$(60,110)	$(310,308)	$(127,505)

Net loss per share, basic and diluted	$(1.57)	$(0.80)	$(4.03)	$(1.72)

Weighted-average shares of common stock outstanding, basic and diluted	77,692,911	74,691,521	77,013,180	74,266,999

Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	(5,637)	(4,268)	(5,982)	(2,096)

Comprehensive loss	$(127,313)	$(64,378)	$(316,290)	$(129,601)

2U, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(310,308)	$(127,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	9,929	28,278
Depreciation and amortization expense	95,070	77,577
Stock-based compensation expense	62,740	74,745
Non-cash lease expense	16,507	13,518
Restructuring	9,523	4,845
Provision for credit losses	6,129	5,712
Loss on debt extinguishment	—	1,101
Gain on sale of investment	—	(27,762)
Impairment charges	138,291	—
Other	4,660	2,100
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable, net	(36,253)	(54,689)
Other receivables, net	(2,867)	(24,598)
Prepaid expenses and other assets	1,973	(6,639)
Accounts payable and accrued expenses	(12,964)	24,249
Deferred revenue	43,252	21,960
Other liabilities, net	(27,124)	(16,028)

Net cash used in operating activities	(1,442)	(3,136)
Cash flows from investing activities
Purchase of a business, net of cash acquired	5,010	—
Additions of amortizable intangible assets	(50,155)	(45,179)
Purchases of property and equipment	(8,777)	(5,397)
Purchase of investment	—	(1,000)
Proceeds from sale of investment	—	38,762
Advances made to university clients	(310)	—
Advances repaid by university clients	200	200
Other	(17)	56

Net cash used in investing activities	(54,049)	(12,558)
Cash flows from financing activities
Proceeds from debt	530	469,595
Payments on debt	(5,313)	(2,203)
Payment of debt issuance costs	—	(10,259)
Tax withholding payments associated with settlement of restricted stock units	(2,320)	(14,543)
Proceeds from exercise of stock options	1,083	6,101
Proceeds from employee stock purchase plan share purchases	1,282	1,773

Net cash (used in) provided by financing activities	(4,738)	450,464
Effect of exchange rate changes on cash	(4,530)	(2,312)

Net (decrease) increase in cash, cash equivalents and restricted cash	(64,759)	432,458
Cash, cash equivalents and restricted cash, beginning of period	249,909	518,866

Cash, cash equivalents and restricted cash, end of period	$185,150	$951,324

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(in thousands, except share and per share amounts)
Revenue	$232,238	$232,376	$727,031	$702,058

Net loss	$(121,676)	$(60,110)	$(310,308)	$(127,505)
Stock-based compensation expense	15,967	25,022	62,740	74,745
Other (income) expense, net	1,845	425	4,242	(22,730)
Amortization of acquired intangible assets	9,187	10,376	42,516	31,408
Income tax benefit on amortization of acquired intangible assets	(326)	(251)	(1,201)	(845)
Impairment charges	79,509	—	138,291	—
Loss on debt extinguishment	—	—	—	1,101
Restructuring charges	11,632	5,395	29,172	7,214
Other*	343	1,688	5,025	3,820

Adjusted net loss	(3,519)	(17,455)	(29,523)	(32,792)

Net interest expense	15,644	16,471	42,942	31,826
Income tax expense (benefit)	267	(68)	727	397
Depreciation and amortization expense	20,126	15,792	52,554	46,169

Adjusted EBITDA	$32,518	$14,740	$66,700	$45,600

Adjusted EBITDA margin	14.0%	6.3%	9.2%	6.5%

Net loss per share, basic and diluted	$(1.57)	$(0.80)	$(4.03)	$(1.72)

Adjusted net loss per share, basic and diluted	$(0.05)	$(0.23)	$(0.38)	$(0.45)

Weighted-average shares of common stock outstanding, basic and diluted	77,692,911	74,691,521	77,013,180	74,266,999

*

Includes (i) transaction and integration expense of $0.0 million and $0.8 million for the three months ended September 30, 2022 and 2021, respectively, and $3.4 million and $2.6 million for the nine months ended September 30, 2022 and 2021, respectively, and (ii) stockholder activism and litigation-related expense of $0.3 million and $0.8 million for the three months ended September 30, 2022 and 2021, respectively, and $1.6 million and $1.2 million for the nine months ended September 30, 2022 and 2021, respectively.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Revenue	$137,242	$147,795	$94,996	$84,581	$232,238	$232,376

Net (loss) income	$(4,620)	$(21,675)	$(117,056)	$(38,435)	$(121,676)	$(60,110)
Adjustments:
Stock-based compensation expense	8,989	17,146	6,978	7,876	15,967	25,022
Other (income) expense, net	441	129	1,404	296	1,845	425
Net interest expense (income)	15,710	16,514	(66)	(43)	15,644	16,471
Income tax expense (benefit)	(38)	75	(21)	(394)	(59)	(319)
Depreciation and amortization expense	13,770	13,837	15,543	12,331	29,313	26,168
Impairment charges	—	—	79,509	—	79,509	—
Restructuring charges	10,295	5,260	1,337	135	11,632	5,395
Other	360	1,639	(17)	49	343	1,688

Total adjustments	49,527	54,600	104,667	20,250	154,194	74,850

Total adjusted EBITDA (loss)	$44,907	$32,925	$(12,389)	$(18,185)	$32,518	$14,740

Adjusted EBITDA margin	32.7%	22.3%	(13.0)%	(21.5)%	14.0%	6.4%

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Revenue	$434,499	$439,884	$292,532	$262,174	$727,031	$702,058

Net (loss) income	$(25,890)	$(20,746)	$(284,418)	$(106,759)	$(310,308)	$(127,505)
Adjustments:
Stock-based compensation expense	34,624	50,566	28,116	24,179	62,740	74,745
Other (income) expense, net	1,688	(27,554)	2,554	4,824	4,242	(22,730)
Net interest expense (income)	43,144	31,929	(202)	(103)	42,942	31,826
Income tax expense (benefit)	(127)	225	(347)	(673)	(474)	(448)
Depreciation and amortization expense	41,273	41,096	53,797	36,481	95,070	77,577
Impairment charges	—	—	138,291	—	138,291	—
Loss on debt extinguishment	—	1,101	—	—	—	1,101
Restructuring charges	21,236	6,687	7,936	527	29,172	7,214
Other	4,316	3,482	709	338	5,025	3,820

Total adjustments	146,154	107,532	230,854	65,573	377,008	173,105

Total adjusted EBITDA (loss)	$120,264	$86,786	$(53,564)	$(41,186)	$66,700	$45,600

Adjusted EBITDA margin	27.7%	19.7%	(18.3)%	(15.7)%	9.2%	6.5%

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of unlevered free cash flow to net cash (used in) provided by operating activities for each of the twelve-month periods indicated.

	Twelve Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(in thousands)
Net cash (used in) provided by operating activities	$(16,378)	$12,765	$(25,766)	$(18,074)
Additions of amortizable intangible assets	(65,522)	(65,533)	(63,814)	(60,546)
Purchases of property and equipment	(13,168)	(12,555)	(10,716)	(9,788)
Payments to university clients	6,775	7,025	7,150	6,800
Non-ordinary cash payments*	30,812	25,229	23,943	22,193

Free cash flow	(57,481)	(33,069)	(69,203)	(59,415)
Cash interest payments on debt	56,175	44,532	35,082	25,537

Unlevered free cash flow	$(1,306)	$11,463	$(34,121)	$(33,878)

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the period indicated.

Year Ending December 31, 2022
(in millions)
Net loss	$(315)
Stock-based compensation expense	79
Other expense, net	4
Amortization of acquired intangible assets	50
Impairment charges	139
Restructuring	33
Other	2

Adjusted net loss	(8)

Net interest expense	65
Income tax benefit	(1)
Depreciation and amortization expense	60

Adjusted EBITDA	$116

2U, Inc.

Key Financial Performance Metrics

(unaudited)

Full Course Equivalent Enrollments

Degree Program Segment*

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21	Q4 ‘20
Degree Program Segment FCE enrollments	57,092	60,303	62,609	58,967	57,842	60,429	60,007	58,425
Degree Program Segment average revenue per FCE enrollment	$2,404	$2,373	$2,462	$2,585	$2,555	$2,420	$2,431	$2,234

Alternative Credential Segment**

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21	Q4 ‘20
Alternative Credential Segment FCE enrollments	23,128	23,443	22,664	21,153	20,174	23,679	21,078	22,190
Alternative Credential Segment average revenue per FCE enrollment	$3,850	$3,891	$4,012	$4,312	$4,193	$3,843	$4,108	$3,821

*

FCE enrollments and average revenue per FCE enrollment include enrollments in edX degree offerings and revenue from these offerings of $3.4 million and $8.9 million for the three and nine months ended September 30, 2022, respectively.

**

FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $5.9 million and $21.3 million for the three and nine months ended September 30, 2022, respectively.